Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10/A, Amendment No. 4 of Nova Energy, Inc, of our report dated September 24, 2008 on our audit of the financial statements of Nova Energy, Inc. as of June 30, 2008 and June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended June 30, 2008, June 30, 2007 and inception December 31, 2002 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

March 24, 2009

6490 West Desert Inn Rd., Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501